EXHIBIT 3.23

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Ryerson Tull Procurement Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify;

FIRST: That at a meeting of the Board of Directors of the Company, by unanimous written consent of its members, filed with the minutes of the board, duty adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable the following amendment to the certificate of incorporation of the Company;

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1” so that, as amended, said Article shall be and read as follows: The name of the corporation is Ryerson Procurement Corporation.

SECOND: That thereafter, in lieu of a meeting and vote of stockholders, the sole stockholder of the Company has given written consent to said amendment in accordance with the provisions of the Section 228 of the General Corporation Law of the State of Delaware, and said written consent was filed with the Company.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment will be effective as of January 1, 2006.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 16th day of December, 2005.

By:	/s/ James M. Delaney
James M. Delaney
President

State of Delaware Secretary of State Division of Corporations Delivered 01:43 PM 12/20/2005 FILED 01:04 PM 12/20/2005 SRV 051041589—3246040 FILE

CERTIFICATE OF INCORPORATION

OF

RYERSON TULL PROCUREMENT CORPORATION

1. The name of the corporation is Ryerson Tull Procurement Corporation.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) common shares, at $0.01 par value per share.

5. The name and mailing address of the incorporator is as follows:

Michael J. Perlowski

Mayer, Brown & Platt

190 South La Salle Street

Chicago, Illinois 60603

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

8. Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the corporation. Elections of directors need not be by written ballot unless the By-laws of the corporation shall so provide.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 04:00 PM 06/16/2000

001308091—3246040

10. (A) Directors of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

(B) The corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of his acting as a director or officer of the corporation (and the corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the corporation or is or was serving at the request of the corporation in any other capacity for or on behalf of the corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of the corporation. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section (B) shall be deemed to be a contract between the corporation and each person referred to herein.

(C) No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly, have hereunto set my hand this 16th day of June, 2000.

/s/ Michael J. Perlowski

Michael J. Perlowski

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